Exhibit 10.4
ASPEN INSURANCE HOLDINGS LIMITED
LTIP RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”), is made effective as of MONTH DAY YYYY, between Aspen Insurance Holdings Limited, a Bermuda corporation (hereinafter called the “Company”), and XXXXX (hereinafter called the “Participant”):
R E C I T A L S:

WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2013 Share Incentive Plan (the “Plan”); and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units (as defined below) provided for herein (together, the “Grant”) to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Plan and Defined Terms. The Grant is made pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
2.    Award. Pursuant to the provisions of the Plan, the Committee hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, XXXXX Restricted Share Units.
3.    Terms and Conditions. The award evidenced by this Agreement is subject to the following terms and conditions:
(a)    The Participant shall not be entitled to receive payment for the value of Restricted Share Units until vested;
(b)    The Company shall not issue any certificates representing Restricted Share Units granted to Participants, and the grant of Restricted Share Units to Participants shall not entitle such Participants to any rights of a holder of Shares, including the right to vote; provided, however, that the Participant shall receive Dividend Equivalents in accordance with the provisions of Section 5 of this Agreement; and

(c)    Restricted Share Units and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer Restricted Share Units in contravention of this Section 3(c) shall be void. Restricted Share Units shall not be subject to execution, attachment or other process.
4.    Vesting.
(a)    Subject to earlier termination as provided in Sections 4(b) and 4(c), and subject to the Participant's continued Employment, Restricted Share Units shall vest in tranches with one-third vesting on each of month, date, year, month, date, year and month, date, year.
(b)    Subject to the terms of the Participant’s employment agreement with the Company, or any of its Affiliates (which, if applicable, shall supersede this provision), if the Participant's employment with the Company or one of its Affiliates is terminated for any reason other than as a result of the Participant’s Death or Disability, all unvested Restricted Share Units shall be forfeited on the date of such termination of employment.
(c)    If the Participant's employment with the Company or one of its Affiliates is terminated by the Company or an Affiliate as a result of the Participant's death or Disability, all unvested Restricted Share Units shall vest on the date of such termination of employment.
5.    Dividend Equivalents. If a cash dividend is declared on the Shares, the Participant shall be credited with Dividend Equivalents in an amount equal to the number of Restricted Share Units held by the Participant as of the dividend record date, multiplied by the amount of the cash dividend per Share. Dividend Equivalents shall be denominated in cash and paid in cash if and when the underlying Restricted Share Units vest. Dividend Equivalents denominated in cash shall not accrue interest during the period of restriction.
6.    Payment. Payment for the value of the Participant’s Restricted Share Units shall be made to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary, or, in the event that no beneficiary shall have been designated, the Participant’s estate) as soon as practicable following the date on which such Restricted Share Units vest, but in no event later than March 15th of the calendar year following the end of the calendar year in which the Restricted Share Units vest. Restricted Share Units shall be paid in Shares, less any Shares withheld in accordance with the provisions of Section 9, with one (1) Share paid for each Restricted Share Unit.
7.    Definitions.     For purposes of this Agreement, the following terms, when capitalized, shall have the meanings set forth below:
(a)    “Disability” means (i) the Participant's entitlement to long-term disability benefits under the long-term disability plan or policy, as the case may be, of Aspen Insurance U.S. Services Inc. as in effect on the date specified in the notice of termination, or (ii) if no such plan or policy is maintained, the Participant's inability to perform the duties provided for in the Employment Agreement for 180 consecutive days.

(b)    “Dividend Equivalent” means, with respect to Restricted Share Units, the right to receive an amount equal to cash dividends declared on an equal number of outstanding Shares.
(c)    “Employment Agreement” means the Participant's employment agreement with Aspen Insurance U.S Services Inc., as may be amended from time to time.
(d)    “Restricted Share Units” means a Share-denominated unit with a value equal to the Fair Market Value of a specified number of Shares that is subject to vesting requirements. Restricted Share Units are bookkeeping units and do not represent ownership of Shares or any other equity security.
(e)    “Share” means an ordinary share, par value 0.15144558 cents per share, in the capital of the Company.
8.    Vesting into Retirement. If the Participant is a Qualifying Executive (as defined below) and the Company reasonably believes such Participant is leaving the Company or an Affiliate to enter into Retirement (as defined below) during the term of this Agreement, any outstanding Restricted Share Units held by such Participant at the time of Retirement shall not be forfeited but shall continue to vest in accordance with the criteria described in Section 4 of this Agreement. For avoidance of doubt, pursuant to this Section 8, a Participant that is a Qualifying Executive shall not be subject to any requirements relating to continuous Employment with the Company through the date of vesting of the Restricted Share Units, which shall be deemed waived by the Committee when such Qualifying Executive commences Retirement. Pursuant to this Section 8, the Committee may, in its sole discretion, specify additional criteria which shall apply to the vesting of any Restricted Share Units awarded under this Agreement, including, but not limited to, the Qualifying Executive adhering to reasonable post-termination restrictions; provided, however, that any such additional criteria shall not require the Qualifying Executive to remain an employee of the Company or an Affiliate.
For purposes of Section 8 of this Agreement, the following definitions shall apply:
“Qualifying Executive” shall mean an Executive who satisfies one or more of the Service Requirements.
“Executive” shall mean a member of the Company’s Executive Committee.
“Service Requirements” shall mean any of the following: (i) minimum age at Retirement of fifty-five (55) years and minimum years of continuous service with the Company or any Affiliate at Retirement of ten (10) years; (ii) minimum age at Retirement of sixty (60) years and minimum years of continuous service with the Company or any Affiliate at Retirement of eight (8) years; (iii) or minimum age at Retirement of sixty-two (62) years and minimum years of continuous service with the Company or any Affiliate at Retirement of five (5) years.

“Retirement” shall mean when a Qualifying Executive voluntarily ceases his or her employment with the Company or an Affiliate in circumstances where the Executive does not plan to seek full or part time employment with another company.
9.    Taxes. The Company shall make such provisions as are necessary or appropriate for the withholding of all applicable taxes on this Grant, in accordance with Section 4(d) of the Plan. With respect to any minimum statutory tax withholding required upon vesting or payment of benefits hereunder, the Participant may elect to satisfy all or a portion of such withholding requirement by having the Company withhold Shares.
10.    Regulatory Compliance and Listing. The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ system, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Participant if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ system, or the Participant shall not yet have complied fully with the provisions of Section 9 hereof.
11.    Bermuda Government Regulations. No Shares shall be issued pursuant to this Agreement unless and until all licenses, permissions and authorizations required to be granted by the Government of Bermuda, or by any authority or agency thereof, shall have been duly received.
12.    Investment Representations and Related Matters. The Participant acknowledges and agrees that any sale or distribution of Shares issued pursuant to this Agreement may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which registration statement has become effective and is current with regard to the Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Participant hereby consents to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing Shares issued pursuant to this Agreement and delivering stop transfer instructions to the Company's stock transfer agent.
13.    Arbitration. In the event of any controversy between the Participant and the Company arising out of, or relating to, the Plan or this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then either the Participant or the Company may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. Either party to the dispute may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in New York, London or Bermuda as agreed by the parties (or, failing such agreement, in Bermuda) within thirty (30) days of his or her appointment. The decision of the arbitrator shall be final and binding upon the parties and shall be rendered pursuant to a written decision that contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.
14.    No Right To Continued Employment. This Agreement does not confer upon the Participant any right to continued Employment, nor shall it interfere in any way with the right of the Participant's employer to terminate the Participant's Employment at any time for any reason or no reason.
15.    Construction. The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on the Participant and the Company.
16.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
17.    Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
18.    Governing Law. This Agreement shall be governed by and construed according to the laws of Bermuda, without regard to the conflicts of laws provisions thereof.
19.    Claw-Back Policy. The Claw-Back Policy set out in the Schedule to this Agreement applies to the awards granted under this Agreement.
20.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.
21.    Miscellaneous. This Agreement can be changed or terminated only in a writing signed by both parties hereto. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ASPEN INSURANCE HOLDINGS LIMITED

Mike Cain
Group General Counsel

NAME

DATE:

SCHEDULE
CLAW BACK POLICY
Aspen Insurance Holdings Limited (the “Company”) – claw-back policy applicable to bonus and LTIP awards
The 2009 bonus letters issued to members of the Group Executive Committee noted that the Compensation Committee of the Board of the Company had resolved to subject certain bonus and LTIP awards granted to members of the Group Executive Committee to a “claw-back” policy in circumstances where there is a subsequent and material negative restatement of the Company’s published financial results as a result of fraud. This document sets out that policy.

This policy applies to (i) discretionary bonus awards paid to members of the Group Executive Committee for 2009 and subsequent years (an “Annual Bonus”), and (ii) LTIP awards granted to members of the Group Executive Committee in 2010 and subsequent years (an “Annual LTIP Award”) in circumstances where there is a restatement of the Company’s published financial results for the year in relation to which the Annual Bonus was granted, being the year preceding that in which an associated Annual LTIP Award is made (the “Award Year”).  This policy applies to all Annual Bonuses and Annual LTIP Awards granted to members of the Group Executive Committee until further notice.

"Fraud," for purposes of this policy, means (a) a willful and intentionally false, misleading, unwarranted or exaggerated statement of material fact, (b) the willful and intentional omission to state a material fact necessary to make statements made, in light of all circumstances under which they were made, not misleading, (c) employing a device, scheme or artifice to with deliberate intent to defraud or deceive, or (d) willfully and intentionally engaging in any act, practice or course of dealing that operates or would operate as a fraud or deceit.

Under this policy:

1.
If the Board, after due inquiry and investigation, determines that (i) a member of the Group Executive Committee has engaged in fraud (the “Fraudulent Party”), and (ii) a material negative restatement of the Company’s financial statements as filed with the United States Securities and Exchange Commission (the “SEC”) for the relevant Award Year resulted from that fraud:

a.
the Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to them for that Award Year as the Board determines, in its sole discretion, would not have been paid to them had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated; and

b.	the amount of the Annual LTIP Award granted to the Fraudulent Party in the year immediately following the relevant Award Year will be reduced by such proportion as the Board determines, in its sole discretion, would not have been awarded to the Fraudulent Party had the Company’s results as originally reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated. Any unvested portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Fraudulent Party and will no longer vest in accordance with the terms of its grant.

The Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced by the Board in accordance with this paragraph which has vested and been distributed to them.

2.
If the Board, after due inquiry and investigation, determines that (i) fraud has taken place by someone at the Company (ii) a material negative restatement of the Company’s financial statements as filed with the SEC for the relevant Award Year resulted from that fraud, and (iii) that a member of the Group Executive Committee (the “Non-Fraudulent Party”) did not personally perpetrate the fraud, but either had actual knowledge of the fraud or could reasonably have been expected to have had such knowledge based on their position within the Company, their oversight responsibilities, the information actually made available to them and all applicable regulatory and ethical considerations (including the application of internal ethical walls):

a.
the Non-Fraudulent Party will promptly reimburse to the Company a sum equal to such amount of the Annual Bonus paid to them for that Award Year as the Board determines would not have been paid to them had the Company’s results as reported for that Award Year been equal to the Company’s results for that Award Year as subsequently restated.   The determination of the amount of any repayment due from a Non-Fraudulent Party in these circumstances will be determined by the Board based on the recommendation of the Company’s Chief Executive Officer, unless the Board reasonably concludes that the Chief Executive Officer is conflicted in such circumstances. The Chief Executive Officer will make his recommendation to the Board based on his evaluation of the circumstances of the fraud and the extent of any personal culpability which might reasonably be expected to apply to a Non-Fraudulent Party in such circumstances.  If the Board is not in agreement with the amount of any repayment proposed by the Chief Executive Officer (or believes that the Chief Executive Officer’s decision may be conflicted) the amount of any repayment will be calculated by applying the percentage reduction in ROAE between the Company’s financial results for the relevant Award Year as originally filed with the SEC and the Company’s financial results financial results for the relevant Award Year as subsequently restated to the scale originally used by the Compensation Committee to determine the bonus pool for the relevant Award Year. Any resulting reduction in the percentage of the available bonus pool for the relevant Award Year will then be applied to the Annual Bonus paid to the Non-Fraudulent Party for that year and the Non-Fraudulent Party will be required to pay back the resulting difference.  If this calculation results in a determination that there would have been no automatic funding of the bonus pool for the Award Year in question, the Board will determine in its sole discretion the level of any bonus that would have been paid to a Non-Fraudulent Party for that Award Year and the amount of any repayment due under this policy as a result.

b.
the amount of any Annual LTIP Award granted to a Non-Fraudulent Party in the year following the relevant Award Year will be reduced by the proportional reduction in ROAE determined in accordance with paragraph 2(a) above. Any unvested portion of an Annual LTIP Award reduced in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Non-Fraudulent Party and will no longer vest in accordance with the terms of its grant. The Non-Fraudulent Party will be required to pay back to the Company an amount equal to the then current value any portion of an Annual LTIP Award reduced in accordance with this paragraph which has vested and been distributed to them.

3.
Any repayments due under this policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that any Annual Bonus was made or any Annual LTIP Award was granted or vested.

4.	In determining whether someone at the Company has engaged in fraud which has resulted in a material negative restatement of the Company’s financial statements the Board will apply the following rules:

a.
The Board will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.
In the event that a change of control of the Aspen Group has occurred between the date on which the alleged fraud was perpetrated and the date of the Board’s review, the Board will not reach a determination that fraud has occurred for the purposes of this policy unless this is the conclusion of the Company’s auditors or other, suitably qualified, professional advisors.

c.
If an investigation of possible fraud is carried out against a member of the Group Executive Committee who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to. As a minimum, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based, to make reasonable requests for access to additional documents and records which they believe my assist in their defence and to make their case to an officer of the Company appointed by the Board.

d.
If an investigation of possible fraud is carried out against a member of the Group Executive Committee who at the time is no longer an employee of the Group, the Board will follow a reasonable process in the investigation of any allegation. As a minimum, where relevant, this will include observance of their rights to understand the nature of any allegation made against them, to challenge those allegations, to have free access for them and any counsel acting on their behalf to all relevant, non-privileged documentation on which any such allegation is based and to make reasonable requests for access to additional documents and records which they believe my assist in their defence.

e.
No determination of fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

5.
If a member of the Group Executive Committee dies in the period in which this policy is operative the provisions of paragraph 2 above will cease to apply to them.  Subject to this, however, the policy shall continue to apply to a member of the Group Executive Committee notwithstanding their departure, resignation or retirement from the Company for whatever reason.

6.
For the avoidance of doubt, no repayment shall arise under this policy where there is a restatement of the Company’s financial statements filed with the SEC, but no instance of fraud or intentional misconduct giving rise to fraud which causes, or substantially causes, that restatement. This statement shall, however, be without prejudice to any other rights which the Company or any of its subsidiaries may have against any person in such circumstances.

7.
Subject to any applicable statute of limitation which applies in relation to any employment of a member of the Group Executive Committee (which shall be neither extended nor reduced by the terms of this policy) this policy will apply to members of the Group Executive Committee for the following periods:

a.	until a period of five years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 1 above; and

b.	until a period of three years have passed from the date on which any Annual Bonus is paid to them or Annual LTIP Award is granted to them in relation to a repayment arising under paragraph 2 above

8.
If the Company, after due inquiry and investigation, determines that (i) the Participant has engaged in fraud, and (ii) a material negative restatement of the Company’s financial statements as filed with the United States Securities and Exchange Commission (the “SEC”) for any period covered by the vesting period set out in clause 4(a) of the Agreement or any prior year has resulted from that fraud, then:

a.
the amount of the award granted to the Participant under this Agreement will be reduced by such proportion as the Company determines, in its sole discretion, would not have been awarded to the Participant had the Company’s results as originally reported for the year in question been equal to the Company’s results for that year as subsequently restated;

b.
any unvested portion of the award granted to the Participant under this Agreement reduced by the Company in accordance with this paragraph (whether “banked” or otherwise) will be forfeited by the Participant and will no longer vest in accordance with the terms of its grant; and

c.
the Participant will be required to pay back to the Company an amount equal to the then current value any portion of the award granted to the Participant under this Agreement which has vested and been distributed to them.

9.	Any repayments due under this policy will take into account all tax and social security payments and will therefore be made net of any tax paid at the time that the award was granted or vested.

10.	In determining whether the Participant has engaged in fraud which has resulted in a material negative restatement of the Company’s financial statements the following rules will apply:

a.
The Company will base its analysis on the advice of the Company’s auditors or, in the event that either the Company’s auditors will not accept such an appointment or the Chairman of the Board determines that there is a conflict or potential conflict of interests, on the advice of alternative, suitably qualified, professional advisors appointed by the Chairman of the Board in consultation with the Chairman of the Audit Committee.

b.	If an investigation of possible fraud is carried out against the Participant who at the time remains an employee of the Group, all applicable employee disciplinary policies will be adhered to.

c.
If an investigation of possible fraud is carried out against the Participant who at the time is no longer an employee of the group, the Company will follow a reasonable process in the investigation of any allegation.

d.
No determination of fraud or willful or intentional misconduct will be reached against any person in circumstances where they (i) acted in reasonable compliance with professional advice received by the Company, (ii) acted in accordance with legal or accounting practices accepted within the industry at the time at which the conduct in question took place (iii) undertook a reasonable estimate in good faith of the potential insurance or reinsurance liabilities associated with a specific transaction for the purposes of the Company’s reserving or (iv) otherwise acted reasonably in the proper discharge of their duties.

11.
Subject to any applicable statute of limitation which applies in relation to any employment of the Participant (which shall be neither extended nor reduced by the terms of this policy) the provisions of this Schedule will apply until a period of five years have passed from the date on which award granted under this Agreement vests and has bene distributed to the Participant.

12.
The provisions of this Schedule shall be without prejudice to any other rights which the Company or any of its subsidiaries may have against the Participant in the event of fraud including, where relevant, immediate dismissal and forfeiture of all unvested awards.